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                                                                EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement
(Form S-8 No. 33-48552) pertaining to the 1987 Stock Option Plan, 1992 Stock Option Plan, 1992 Directors' Stock Option Plan and 1992 Employee Stock Purchase Plan, the Registration Statements (Form S-8 No. 33-71260, No. 33-80194 and No. 333-7075) pertaining to the 1992 Stock Option Plan and 1992 Employee Stock Purchase Plan, and the Registration Statement (Form S-8 No. 33-95592) pertaining to the 1992 Directors' Stock Option Plan at NetFRAME Systems Incorporated of our report dated January 23, 1997, with respect to the consolidated financial statements and schedule of NetFRAME Systems Incorporated included in this Annual Report (Form 10-K) for the year ended December 31, 1996.



                                        /s/ ERNST & YOUNG LLP


San Jose, California
April 11, 1997